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                             FOR IMMEDIATE RELEASE
                                  NEWS RELEASE

                                   CONTACTS:
         Nicolas Matossian                     Stan Altschuler/Richard Cooper
         President and Chief Operating         Strategic Growth International
           Officer                             (516) 829-7111
         Cedar Group, Inc.
         (514) 634-3550


                   CEDAR GROUP, INC. ANNOUNCES TAKEOVER OFFER
               FOR AUSTRALIAN INFRASTRUCTURE/ENGINEERING COMPANY

MONTREAL, CANADA, JANUARY 18, 1996 - CEDAR GROUP, INC.'S (NASDAQ/NMS: CGMV;
VSE: CGM) Chairman, Michel L. Marengere, today announced that Cedar Group, Inc., through its Australian subsidiary, Cedar Group Australia Pty Ltd., intends to make an offer to acquire all of the shares of McConnell Dowell Corporation ("MDC"). Cedar Group, Inc. has already contracted to acquire for cash 19.9% of the shares of MDC from Morrisson Knudsen Corporation of Boise, Idaho.

The tender offer for the balance of the shares not already acquired will be for cash and will be subject to FIRB (Foreign Investment Review Board) approval and to Cedar Group, Inc. acquiring an aggregate minimum 60% of the shares of MDC. Cedar Group, Inc. will submit the tender offer documents to the Australian Stock Exchange within 14 days, and the offer will remain open for a period of 45 days thereafter.

MDC is a major Australian infrastructure engineering and construction group, with operations throughout Asia, Australia and New Zealand. MDC sales were A$316 million in fiscal year ending June, 1995 (US$237 million) and its pre-tax earnings were A$28 million (US$21 million) up from a loss of A$5.5 million (US$4.1 million), after extraordinary loss of A$12.5 million (US$9.4 million), in fiscal 1994. MDC's has a backlog of more than A$200 million (US$150 million). MDC shares are listed on the stock exchanges of Australia and New Zealand (Symbol MDC).

This transaction will be an important step in Cedar Group, Inc.'s strategy to globalize its operations and will give it immediate access to the rapidly growing Asian infrastructure market as well as synergy with Cedar Group, Inc.'s subsidiaries, Dominion Bridge, and Steen Contractors Limited for their Pacific Rim operations.

CEDAR GROUP, INC., a Delaware corporation registered in Conshohocken, PA, is an international engineering, infrastructure, project management and industrial metal and composite materials transformation company with operations and projects in North American, Europe and Asia.

This news release is neither approved nor disapproved by the Vancouver Stock Exchange.